Exhibit 23.5

Consent of iResearch Consulting Group

March 25, 2011

Xunlei Limited
7/F, Building 11, Shenzhen Software Park II
Shenzhen High-Tech Park, Shenzhen 518057
People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Xunlei Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

iResearch Consulting Group further consents to inclusion of, summary of and reference to (i) any data contained in the iResearch User Track database, (ii) the information, data and statements from the reports entitled “Digital Media Industry Data Report,” “iResearch China Mobile Internet Market Report,” and “iResearch China Online Video Research Report,” and (iii) any other information, data and statements prepared by iResearch Consulting Group, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of
iResearch Consulting Group

/s/ iResearch Consulting Group (official seal)
Name:
Title:

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